Exhibit 5.1

Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, California 90024
Telephone (310) 208-1182
Facsimile (310) 208-1154

December 8, 2006

OXIS International, Inc.
323 Vintage Park Drive, Suite B
Foster City, California 94404

Ladies and Gentlemen:

We have examined the Registration Statement on Form SB-2 to be filed by OXIS International, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about December 8, 2006 (the “Registration Statement”), relating to the registration under the Securities Act of 1933, as amended, of 19,362,857 shares of the Company’s Common Stock, $0.001 par value (the “Shares”). As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

It is our opinion that the Shares, when sold in the manner described in the Registration Statement and the related Prospectus, will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Richardson & Patel LLP